Exhibit 99.2
WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

WILLBROS GROUP, INC.
Moderator: Michael Collier
May 11, 2010
8:00 am CT
Operator:	Good morning, ladies and gentlemen, and welcome to the Willbros Group, Inc. First Quarter 2010 Earnings Results conference call. Today’s conference is being recorded.

I’d now like to the call over to Mr. Michael Collier, Vice President Investor Relations, Sales & Marketing. Please go ahead, sir.

Michael Collier:	Thank you and good morning everyone. Welcome to the Willbros Group conference call. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros and Van Welch, our Chief Financial Officer.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, www.willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information recorded on this call speaks only as of today, May 11, 2010, and therefore you’re advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

historical facts which address activities, events or developments the Company expects or anticipates will, or may occur in the future, are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of May 10, 2010 and on our website.

And now, I will turn the conference over to Randy Harl, President and Chief Executive Officer.

Randy Harl:	Thanks, Mike. Good morning everyone and thank you for joining us today. Yesterday, Willbros reported first quarter 2010 revenue of $137 million with a loss from continuing operations of $0.33 per share. Van will discuss the results in more detail but I would like to note that a significant portion of the loss was attributable to retaining key personnel and equipment in anticipation of starting the Fayetteville Express Pipeline project (FEP). Additionally, we incurred costs associated with the pursuit of growth opportunities, particularly the acquisition of InfrastruX. While we expected and communicated a slow start to 2010, we are also beginning to see the expected significant ramp-up in the second quarter as we moved into the construction phase on FEP and continue executing turnaround services in our Downstream segment.

We entered 2010 in a strong financial position which enabled us to advance our strategy of transforming Willbros into a company of greater scale and diversity with exposure to new end markets and geographies. Consistent with this strategy, we announced the acquisition of InfrastruX which we expect to close during the second quarter of 2010. InfrastruX gains us exposure to the power end-market where they typically deliver recurring maintenance and

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

construction services through master service agreements (MSAs), which generate approximately 70% of their revenue. The combination with InfrastruX also expands our natural gas capabilities closer to the wellhead and into the Marcellus Shale play through InfrastruX strong Pittsburgh-based operations. Additionally, we can now translate our experience delivering recurring maintenance and lifecycle improvement services necessary to maintain and operate complex hydrocarbon transportation and processing facilities to the electric, transmission and distribution market. In addition to the recurring annual revenue generated by MSAs, we are also well positioned for bid work for these same customers due to our familiarity with their systems and requirements and our knowledge of execution costs on their systems which we have gained from working closely with them, in certain instances, for more than 50 years.
We also believe InfrastruX is uniquely positioned to scale its electric transmission capabilities in advance of an anticipated significant national build-out by leveraging its CREZ assignments for Oncor. We see many similarities here to our experience developing large diameter pipeline construction capability in the period prior to 2008 to prepare for the robust build-out of pipeline infrastructure. We believe the addition of our project management and engineering skills to the InfrastruX service offering will enhance our ability to capitalize on the anticipated $50 billion-plus major electric transmission construction market.

The pending acquisition of InfrastruX also expands our opportunities and geographic presence in the U.S. pipeline construction market as our two companies provide different, yet complementary services. InfrastruX generates about one third of its revenue through construction of small diameter natural gas pipelines in the gathering, transmission and distribution markets and has a strong presence in the Northeast including the Marcellus Shale region. This small pipe capability, coupled with our engineering and project management services, enables us to offer full EPC solutions for virtually all unconventional major gas resources in North America. Our alliance with NiSource can now benefit from the addition of InfrastruX construction services in the Marcellus

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Shale region where NiSource has a strong presence and is teaming with others to provide natural gas gathering, processing and transmission services for expected increases in production.
We expect to highlight the NiSource and Oncor alliance agreements as models to the industry for the value we can uniquely deliver through our lifecycle focus capabilities. Our ability to offer our customers via these relationships will become increasingly apparent, allowing us to replicate this model across industries and geographies.

A key competitive differentiator for us in developing these alliances is our ability to provide early stage engineering services which traditionally also serve as a leading indicator for our construction services. We now see positive signs in both our Upstream and Downstream engineering activities and have begun selective hiring to meet project demands. These engineering services, combined with our specialty construction capabilities, enable us to offer full EPC services and differentiate us from our competitors.

The excess of large diameter pipeline construction capacity has created a highly competitive environment for the larger projects in the United States. As a result, we are expanding our focus on the expected surge of both shorter distance large-diameter pipeline projects and small-diameter pipeline projects for interconnects and laterals. In this market, we continue to maintain strict discipline in our bidding process and we will not submit a bid nor accept a project that does not meet our bidding pricing criteria. Despite robust competition, we believe this market provides many of the most tangible synergy opportunities with InfrastruX. Additionally, tight contracting conditions in North America highlight a key differentiator for Willbros — the experience and capability gained from 100 years of execution in 60 different countries to deploy our resources to the most attractive markets worldwide. We continue to prudently pursue international pipeline construction and professional services opportunities in North Africa and the Middle East, while also pursuing EPC opportunities associated with proposed export pipelines for LNG liquefaction

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

plants in Queensland, Australia. We have submitted proposals for multiple projects and having been short-listed, remain confident that we will secure new work in Australia.
In Canada, higher stable oil prices are driving renewed activity in the oil sands and once stalled projects are restarting. We are seeing increasing opportunities for our field services, fabrication, and construction units. Additionally, our strategy to expand our Downstream services into the Canadian market is gaining traction, and we have been awarded our first API storage tank project. We continue to increase our share of the chrome carbide overlay (CCO) market. We have recently completed and qualified new automatic straight-run and elbow overlay machinery and completed the construction of a new 32,000 square foot fabrication facility bringing our total shop capacity to 75,000 square feet. We can now address the current and expected future demand for fabricated pipe spools, API storage tanks, fired heaters, furnaces, equipment modules and mining equipment, fabrication and repair. The new machinery and shop capacity will give us the ability to triple current annual revenues from this business unit. Our Canadian pipeline assets were idle during the first quarter of 2010 due to reduced levels of bid activity in 2009. We were hopeful that a project where we had a Letter of Intent would proceed, but it was delayed due to permitting issues. We expect this project to move forward during the winter construction season of 2010 and ‘11. Canadian pipeline bidding activity has improved, and we are pursuing projects that are scheduled to begin execution later this summer and into the traditional construction season.

In Oman, we are encouraged by a return to a market that emphasizes quality, safety and schedule certainty as opposed to lowest price as the dominant buying factor. As a result, we are regaining market share we lost in 2009 and are optimistic that we will see growth in Oman.

In the Downstream segment, we’re seeing evidence of what may be the beginning of recovery in this market with increased refinery utilization, improved refining margins and some new announcements of renewed capital spending. In our Wink engineering business, resource

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

utilization has improved and, for the first time since the acquisition, we are adding staff. We are also seeing an increase in project inquiry levels including EPC projects.

We continue to invest in our Government Services business, and the task order flow from our NAVFAC contract remains robust. We are optimistic we will participate in a similar contract vehicle with the United States Army Corps of Engineers.

Van will now discuss our first quarter financial results. Van...

Van Welch:	Thanks, Randy, and good morning, everyone. For the first quarter of this year, we reported a net loss from continuing operations of $13 million or $0.33 per share on revenue of $137 million. This compares to a net loss of $8.3 million or $0.21 per share on revenue of $193.9 million during the fourth quarter of 2009. The revenue decline is primarily attributable to a $31.9 million reduction in our U.S. construction facilities revenue, a $9.8 million drop in Canada maintenance and fabrication activities and continuing weakness in the Downstream segment, particularly with respect to small capital projects.

As we anticipated, we have performed very little pipeline construction activity in the past two quarters. Our decision to retain key assets and people is expected to result in improved performance and productivity to execute the FEP project which is currently underway. Our recent safety milestone of achieving 1 million man-hours without a recordable incident is a testimony to the quality and dedication of our FEP spread crews, and we believe this safety performance will correlate strongly with positive project results. Downstream turnaround activity did increase quarter over quarter but a delay in one project under contract reduced utilization of these resources for the quarter below our previous expectations. Additionally, one construction services project experienced scope changes which are currently being negotiated. The $2.8 million in costs associated with these changes are reflected in first quarter results. As a matter of policy, we do not recognize change order revenue until it is approved.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Consistent with our growth strategy, we continue to invest in future business opportunities, many of which are in developmental stages and are expected to provide satisfactory returns in the future. In our Upstream segment, higher international proposal costs, mainly related to the joint venture opportunities in Australia, have favorably positioned us to compete for over $3 billion in near term project awards. Our investment in establishing a presence in Libya, where changes in government policy have enabled long-delayed projects to attract capital and resources, is expected to begin generating initial revenue in the third quarter.

In our Downstream segment, we are successfully expanding our Government Services offering. Recent awards are increasing the scale of this business and we expect to be profitable before the end of the year. Our investment in leveraging our Downstream capabilities into the oil sands market has resulted in our first API storage tank award in Canada and we expect our heater services to benefit from increasing development of steam assisted gravity drainage (SAG-D) projects. Last July’s Wink acquisition to date has not been profitable; however, improvement in refinery utilization and crack spreads, coupled with our increased personnel utilization and increasing bid activity is encouraging. Going forward, we are expecting Wink to return to profitable performance in the second half of the year.

We expect these investments to generate positive returns as global economic improvements continue, allowing us to appropriately scale and grow these opportunities.

I will now provide first quarter 2010 financial results by operating segment.

During the first quarter of 2010, our Upstream segment generated an operating loss of $11.8 million on revenue on $76.5 million as compared to a fourth quarter operating loss of $9.9 million on revenue of $128.5 million. The revenue decline in the first quarter was a result of lower levels

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

of facilities work and the absence of pipeline construction projects in North America resulting in underutilization of assets and resources.
With the mobilization of the FEP project, utilization for our U.S. construction assets will increase throughout the next two quarters, which we anticipate will result in greatly improved financial performance. Again, as Randy stated, we are also optimistic about the uptick in demand for our Upstream engineering, which we believe is a precursor to increased construction activity.

With respect to the TransCanada facility project and our unpaid receivable of $57.9 million, outside counsel has evaluated the contract and agreed that our contractual position on this cost reimbursable project is strong. We have taken the appropriate actions to protect our contractual position but our preference remains to amicably work with TransCanada, a valuable client, to obtain a mutually acceptable resolution.

Our Downstream segment generated an operating loss of $9 million on revenue of $60.5 million compared to the fourth quarter operating loss of $1.2 million on revenue of $65.4 million.

The sequential quarter incremental $7.8 million operating loss is primarily attributable to:
•	A continued lack of typically higher margin, small capital projects further declining in successive quarters. The first quarter loss was further amplified by the outstanding change order that I mentioned earlier.

•	Lower than anticipated revenue across the segment, including the previously mentioned delay of a turnaround project in backlog, which resulted in under absorption of overhead resources. We continue to focus on aligning our cost structure to address the current market conditions.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Looking forward, the work opportunities in the Downstream segment appear to be gradually improving as evidenced by higher refinery utilization and improving crack spreads. Although we have yet to experience an uptick in small capital project construction awards, we have observed resource utilization gains in our Downstream Engineering Group.

Now turning to G&A.

General and Administrative costs for the first quarter of 2010 were $25 million, a successive quarter decrease of $4.9 million, primarily attributable to our continuing cost reduction actions. Both the fourth quarter of 2009 and the first quarter of 2010 experienced significant charges related to the DOJ monitor’s review, $2.5 million and $3.3 million respectively.

Our Effective Tax Rate escalated by two percentage points in the first quarter to 38% because a significant portion of the InfrastruX deal cost will not be deductible for tax purposes. We incurred approximately $900,000 of deal cost as of March 31 and have incurred or committed to additional cost of just over $3 million.

Through the first quarter, we have spent $5.8 million of our $21.2 million appropriated annual capital budget for 2010.

I will now briefly discuss backlog and bid activity.

Our backlog increased $92.7 million from $391.7 million at December 31, 2009 to $484.4 million at March 31, 2010. The increase in backlog was driven primarily by additional work in Canada, a result of increased oil sands spending. We have expanded our Canadian fabrication facilities in anticipation of additional work, and we are now beginning to see new orders. We have also booked new pipeline construction work in Canada that is expected to start in the fourth quarter of this year.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

In the Upstream segment, our recurring operations and maintenance services under MSAs have increased. We also currently have three outstanding bids relative to pipeline projects associated with coal seam gas developments in Queensland, Australia. Recent proposals by the Australian government to institute a new, higher tax regime have caused some final investment decisions to be delayed. However, we expect these projects will move ahead after government and industry have reached accommodation.

In our Downstream segment, we continue dialogue on multiple small capital EPC prospects and are encouraged that these could enter the engineering phase before the end of this year.

Our backlog of turnaround projects is approximately $62 million at March 31, 2010. We continue to see increased levels of inquiries for turnaround services, but a project delay has shifted our execution schedule from the spring season to the fall and winter.

I will now discuss our liquidity.

Our cash and cash equivalents position has remained relatively stable decreasing $8 million to $190.8 million at March 31, 2010. Our cash balance has been negatively impacted by the ongoing TransCanada contract dispute that we previously discussed.

The WAPCo parent company guarantee damage dispute resulted in a $270,000 net loss for discontinued operations in the first quarter due to increased legal fees. If this dispute escalates, these legal fees will increase and continue over several years as we progress with legal proceedings. This item is discussed in detail in our 10-Q filed yesterday and pending further material developments, we cannot provide additional information.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Now I’ll discuss guidance for 2010. In our March call, we projected Willbros’ annualized revenue in the range of $1 billion to $1.2 billion with associated annualized earnings between $0.40 and $0.50 per diluted share, which excluded any InfrastruX deal cost. As mentioned earlier, we have, or will have, incurred an estimated $4 million of deal cost prior to closing and therefore have adjusted our guidance for annualized earnings to a range of $0.35 to $0.45 per diluted share.

Assuming a May 31 closing date for the InfrastruX transaction, we estimate Willbros annualized revenues to range from $1.5 billion to $1.7 billion with associated annualized earnings between $0.15 and $0.25 per diluted share. The EPS guidance includes additional transaction related cost estimated to be approximately $7 million, and $14 million of non-cash amortization of acquired intangible assets. While we believe that these estimates are reasonable, they are based on preliminary data and analysis. The final valuation of tangible and intangible assets and the actual closing date could yield results that materially depart from this guidance.

Post transaction, we expect our estimated tax rate for 2010 to increase to 65% primarily from the majority of deal costs being nondeductible.

We will continue to update you on a quarterly basis.

We will now take your questions.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 to pose a question.

We’ll take our first question from Graham Mattison of Lazard Capital Markets.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Graham Mattison:	Hi, good morning, everyone.

Van Welch:	Morning, Graham.

Randy Harl:	Good morning, Graham.

Graham Mattison:	I was wondering if you’d talk on InfrastruX. Have you identified any projects out there where, once you have InfrastruX on board, you’ll be able to work with NiSource? And if so, when might those be able to contribute?

Randy Harl:	I mean, I think, Graham, we just have to answer that in general in that you know since we haven’t closed the deal, we really can’t pursue any projects. You know in general though, you know we were working with NiSource to pursue engineering projects and project management in the Marcellus region. And we have limited capability in that part of the country with our traditional construction resources to actually perform maintenance and construction activities.

You know it makes a lot of sense since InfrastruX has a very strong construction and maintenance capability in the pipeline area in Pittsburgh that we’ll be able to leverage that on a lot of opportunities. You know I think they have been bidding to NiSource before we even began discussions with them and have a lot of experience in that region. So we expect there to be a lot of synergy in the Marcellus.

Graham Mattison:	All right, great. And then in the past you’d spoken about potential for additional alliance partners. Any update on that?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Randy Harl:	Well, I mean we have discussions ongoing with a number of people, really around the world. I don’t think there’s anything though that has reached a point where we’d like to highlight that at this point, Graham.

Graham Mattison:	All right, fair enough. And then one last question, on the backlog you’d mentioned 44% is from recurring revenues. Where do you see this going? I mean once you acquire — with the InfrastruX acquisition, what sort of rate that you’d see that in sort of 6 to 12-month outlook?

Randy Harl:	Well, I mean what we’re looking for is to change the service contribution in our revenue stream. You know increasing it to 60% to 65% or so over the next couple of years. And so that’s directionally what you should be seeing from us.

And the combination of you know pure services such as engineering and work that we do that were pure maintenance as well as work that counts from these MSAs are all exactly the kind of work that we’re looking to have in our backlog.

Graham Mattison:	All right, great. Thank you very much. I’ll jump back in queue.

Operator:	We’ll go next to Martin Malloy of Johnson Rice Company.

Martin Malloy:	Good morning.

Randy Harl:	Good morning, Marty.

Van Welch:	Morning.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Martin Malloy:	Could you talk a little bit more about what you’re seeing in terms of the timing of some of the large projects in Australia, particularly with the British Gas project. I had read that they’ve procured the pipe already for that pipeline.

Michael Collier:	Yes that’s correct, Marty. The BG project has advertised an award date of May the 20th. What we understand is that they’ve just about completed their evaluation. We’ve had a team down there for several weeks responding to clarification and details about our execution plan and proposal to them.

And even with this tax issue that’s rolled out in the papers down there, they clearly have made a big investment in pipe and have awarded the execution contract for the liquefaction plant, and are indicating that they’re going to continue to move forward on the schedule that they’ve advertised. So we would expect unless this tax thing creates a hitch that we’ll hear something before the end of the month on that.

Martin Malloy:	OK and then with regard ...

Michael Collier:	Just to give you a little more color, you may have seen this but the Santos project, which we’ve also tendered on, has delayed their FID until late this year from what was originally, I think, a July date.

But in the same breath, their CEO noted that they had completed their upstream engineering and that they will award the construction contract, in his words, “soon.” We think “soon” probably means late in the summer.

Martin Malloy:	OK. With regards to the NiSource type arrangement, is there the potential that you could have other types of arrangements with large transmission pipeline owners out there and maybe the timing of other announcements similar?

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Michael Collier:	Well, absolutely. We commented on that, Randy did in the prepared statements, but the alliance with NiSource has demonstrated a lot of value for both sides. And we think that others in the industry — we know that others in the industry are interested in the concept, but we still have some work to do presenting the value proposition, and we’re hard at work on that.

I think it’s reasonable to assume in the next year or so that we can find another interested party. But as Randy said, it’s too soon to get specific about that right now.

Martin Malloy:	OK. Thank you.

Operator:	We’ll go next to Stephen Gengaro of Jefferies & Company.

Stephen Gengaro:	Thank you. Good morning.

Van Welch:	Good morning, Stephen.

Randy Harl:	Morning.X
Stephen Gengaro:	I think two things. The first, when you look at the second and third quarters on the Upstream side is, can we assume that the bulk of the contract value of FEP is in the two — the second and third quarters?

Van Welch:	Yes.

Stephen Gengaro:	And then when we think about that, I mean, you talked about a significant step up in profitability. Can you — are you willing to put out any parameters? I mean the numbers have jumped around so much quarter to quarter it’s hard to get a good sense. Are you willing to put

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

any parameters around the margins we should think about in Upstream in the next couple quarters?

Van Welch:	Yes, Stephen, this is Van. I think if you look at — I need to be careful, quite frankly, how I comment on this because I don’t want to tell our competitors certainly where our margins are on the FEP project, but I would think if you look at the guidance that we gave for Willbros, you can anticipate Q2 stepping up quite a bit in terms of top line as well as operating margins, that continuing certainly into Q3 at a very, as we commented, strong performance in Q2 and Q3.

Randy Harl:	But Stephen, remember there’s a lot of other stuff in that Upstream. You know we have a very solid business in Oman that is improving all the time. We’ve got Canada so there are a number of things in there you know from a revenue standpoint. FEP’s going to have a big impact on it as well as on the income side. But you know, as Van said, for competitive reasons we’re not going to expose that project very clearly.

Stephen Gengaro:	Would it be — if I looked at your comments you’ve made before about the construction season in North America, would it be somewhat realistic to model a fourth quarter of breakeven and the middle two quarters with kind of the rest?

Randy Harl:	Well, I mean, we’re hoping that it’s going to be better than that. We certainly have identified projects out there that we’re going after that if we’re successful, we will be profitable in the fourth quarter. And our plan is to do that.

You know and we talked about, have talked about in the past that you know we’ve worked hard to maintain our cost structure so that we can be profitable. And you know we think that we have a plan going into after FEP to remain profitability during — remain profitable in that Upstream pipeline construction segment.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Van Welch:	Yes, just to clarify even a bit more for you, Stephen, if it’ll help. Q2 and Q3 certainly are going to be real strong. Q4 we’re going to be profitable as we’ve talked about earlier. We’re looking at going to work in Canada in the pipeline space.

We’re going to have some activity in the U.S. pipeline market as well. I mean Oman, as Randy mentioned, is going to be strong. We expect our engineering, as we talked about with that increased utilization and bid activity, we’re actually adding people at this point that it’s going to contribute to the gain.

And then if we look at our business in Libya, we’re looking at that contributing top line as well — as we get into the latter half of the year generating some income. Not great income but certainly some income as we get into Q — the latter part of the year, Q3, Q4.

Stephen Gengaro:	That is — that is very helpful. And then just as a second question, when I look at some of the things we’ve seen on this Cape Cod wind farm, and there’s been some things in the paper in this area about wind farms off the coast of New Jersey. Is that an opportunity for InfrastruX, even though it’s offshore stuff or no?

Randy Harl:	Well, I mean certainly you know as that power comes onshore there would be an opportunity to hook that up. And that has been a traditional strength of InfrastruX to take on those bite-sized kind of transmission projects that would hook up a power plant. And what you’re describing there is a similar kind of thing. And I’m not familiar with the project specifically, but yes, that would be the kind of thing that could be an opportunity.

Stephen Gengaro:	OK. No, that’s helpful commentary. Thank you.

Operator:	We’ll go to Roger Read of Natixis Bleichroeder.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Roger Read:	Yes, good morning, gentlemen.

Van Welch:	Good morning, Roger.

Randy Harl:	Good morning, Roger.

Roger Read:	I guess you guys have hit a lot of the things. I’d like maybe to go a little bit more on this issue of adding people at this point and kind of thinking about how that goes through with the margins?

I mean, I would think in the near term that has some negative impact on the Q2 margins. I mean, if you maybe give us an idea of how that does progress through the year and maybe a little bit, is all this hiring in the U.S. or is some of this also in places like Libya and Oman and so forth?

Randy Harl:	Well, I mean it’s engineering, Roger, that we were referring to in both at Wink, primarily in Baton Rouge and St. Charles and in our Tulsa office for Upstream engineering as well as Kansas City. But those businesses you know have a fixed kind of overhead in terms of you know all of the engineering tools, the office space, computers and those kinds of things it takes to be in that business.

And you know we’re down on, have been down on the lower end in terms of manpower and being able to generate enough revenue to cover that nut. You know in our Upstream business we have broken through that so everybody we hire makes a contribution.

So that revenue won’t dilute margins. It’ll actually improve you know what we ought to see out of our Upstream business, which is slightly ahead of our Downstream engineering business. But we’re seeing signs that we’re going to approach you know being profitable again in that

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

Downstream business. But it is a function of having more top line so that’s why we’re very encouraged about what we’re seeing there.

Van Welch:	Yes, in the recent past, Roger, we’ve been reducing people. Now we’re adding them at a greater chargeability than what we saw in the past. So you know we will see better top line, and we should see better margin associated with that utilization.

Roger Read:	OK, that’s helpful. I was just trying to understand if there was a lag between the hiring and the actual, kind of, revenue generation potential. But it sounds like it’s contemporaneous.

Randy Harl:	Yes.

Van Welch:	Correct.
Roger Read:	OK. And then the other question I had is as you look at North America, I think on the last conference call, it sounded like there wasn’t a lot in Canada. You talked about winning a project that starts in the fourth quarter of this year. Maybe a little bit more on just what you see in Canada, say, over the next, let’s say, 12 to 18 months?

And then my last question will be on the Keystone extension from Cushing to the Gulf Coast. Just where you see that in maybe timing of award and if you win it, then the impact on the company?

Randy Harl:	All right. Well, I mentioned in my remarks that we had a project that we expected to construct during the winter season this year. We had a Letter of Intent for that. It turned out that all the permitting didn’t get in place. That project is still moving forward securing those permits. So we expect it to take place in the winter construction season of 2010 and ‘11. So that’s one project.

WILLBROS GROUP, INC.
Moderator: Michael Collier
05-11-10/8:00 am CT
Confirmation # 4848212

We also are seeing more bidding activity as we head into the summer months here, which is the traditional time that you bid projects for winter execution and summer — as well as summer execution in Canada. So it’s more robust than it was in 2009, but you know still not up to the levels that we saw in 2008, but greatly improved.

And so we’re optimistic that we’ll secure our share of that. There are some pretty nice projects that are in the mix. So we’re — we feel a lot better about our chances to have a much better November, December and first quarter of 2011, which is traditionally the best month for pipeline construction in Canada.

The remainder of our business we’re also more optimistic about. The fabrication piece that Van and I both mentioned you know this additional shop space that we now have in Edmonton has been well-received by our customers. You know we’ve taken orders that pretty much take up our chrome carbide overlay capacity for most of the year.

And we are out there pursuing more to put more fabrication of pipe spools and other things into that new shop space. So we’re expecting to really see that fabrication piece of our business grow.

We’ve had good stability in our field services business there. You know we always have some ups and downs between the winter and the summer. But you know we’re continuing to see many opportunities for those maintenance activities and opportunities for that business to grow you know.

So we remain optimistic about it and securing those first — the first tank project for the Downstream you know is a real milestone. You know about the time we got started in Canada you know we had the downturn in capital spending.

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We had a number of tank and heater projects identified and we’re well down the road with a couple of those having been verbally selected for an alliance that would have built a number of those tanks. And we’re seeing those start to come back and we’re beginning to bid those again.

Major projects we’ve identified a few things that we think we’ve got a good chance for, so you know, all in all, we’re very optimistic about what’s going to happen in our Canadian operation.

Van Welch:	Yes, Roger, I think if you look at the prepared comments we mentioned you know successive quarter a decrease in Canada from Q4 to Q1 with those backlog bookings that we talked about you’re going to see that correct itself.

In fact, it’s already — it’s corrected itself as we sit here today in late Q2 going into Q3. And then, as Randy mentioned, with the Pembina contract on the Canadian project pipeline, that’s going to certainly help us in the latter part of the year.

Roger Read:	OK, thank you.

Operator:	We’ll go next to Matt Duncan of Stephens.

Matt Duncan:	Good morning, guys.

Van Welch:	Morning, Matt.

Randy Harl:	Hi, Matt.

Matt Duncan:	First question I’ve got is when you look at the increase that you’re getting for the engineering segment you know can you talk about sort of the timeline of the jobs that you’re

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seeing there? When some of those might go into construction? Is this going to be mostly 2011 construction activity for those inquiries?

Randy Harl:	Well, I mean, I think that with regard to major projects that’s a good way to think about it. You know, of course, the smaller things will get into construction almost immediately, but you know larger projects it takes time to get the engineering done, to do the procurement and then get into the construction cycle.

Matt Duncan:	OK. And then to help us kind of think through revenue and backlog a little bit from the first quarter, on the two projects that were delayed, the Canadian pipeline job that was delayed on permitting and then the big turnaround in Downstream that was delayed, what sort of is the combined value of those two contracts?

Van Welch:	If you look at the Downstream that was delayed, and it’s still in backlog, it’s just going to shift out of Q1, Q2 into Q3, Q4, that’s about $20 million. The Canadian project is about $40 million.

Matt Duncan:	OK. Then last question I’ve got is looking at the guidance. You updated your EPS guidance. It sounds like are you leaving the revenue guidance unchanged?

Randy Harl:	That’s correct.

Matt Duncan:	OK. For the base business, and then you know going through on EPS again, if I’m seeing correctly in the Q, you guys referred to a change in the useful life estimates for some of your construction assets. And it looks like that’s adding about 10 cents to annual earnings. What is the associated drop in annual depreciation and amortization expense?

Van Welch:	It’s going to be about $1.6 million a quarter.

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Matt Duncan.	OK. Thanks, guys.

Randy Harl:	Let me make one more comment on the engineering build up. I think the other thing to keep in mind is you know one of the things that’s hurt us in the Upstream and Downstream has been an absence of the EPC revenue and income. You know we had a number of projects canceled you know in the economic downturn.

We haven’t identified a lot of those kinds of projects for some time. Now we’re beginning to see those come back, both in the Upstream and Downstream and that could have a significant impact on 2011 if that continues to develop.

Operator:	We’ll go next to Steven Fisher of UBS.

Steven Fisher:	Hi, good morning.

Van Welch:	Hi, Steven.

Randy Harl:	Morning, Steven.

Steven Fisher:	Now that you’re expanding your focus on smaller gas pipelines you know I’m wondering how the level of competitive pressure currently compares between these smaller gathering lines and the larger main lines? Are there more bidders for these smaller project or fewer bidders? Is the bidding more aggressive, less aggressive?

Randy Harl:	Well the bidding is very aggressive across the board. And in general, we’re seeing more bidders show up for everything. You know so I don’t think that there’s going to be more pressure on these projects as we go forward. We’re seeing a lot of pressure now, Steven, so there are more of them.

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They will be you know regionally probably intensely competed. But you know we have worked hard on our model. You know we’ve had the group of folks together for about 3 years now that have been executing projects together.

We’re pretty efficient. And we believe that that’s going to pay off for us as we get out there and take on some of these shorter length projects. I mean there are still significant projects. They’re just not 200 miles. But they may be 30 or 40 miles in five or six different pieces. So the complexity is pretty significant. You know so it’s going to take the same level of competitor to do those projects as we’ve seen in the past.

Steven Fisher:	And so would you expect the margin profile to be about the same the smaller and the larger projects?

Randy Harl:	I would expect that to be about the same, yes.

Steven Fisher:	OK, and then related to the FEP, I mean obviously bad weather can pick up at any time, but do you think you’re seasonally now beyond the riskiest weather exposure on that project?

Randy Harl:	Well you know if I — if I told you that you know I really would — I don’t know. You know Van and I have been up to the project a couple of times. You know it’s you know pretty flat country that this goes through.

We’ve had some rain but have been able to work through that and because of the, you know, capabilities of the two spreads that we have, you know really, been able to stay on schedule, maintain our productivity, and you know at this point we are very optimistic about the outcome.

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But you know you know it’s always that weather question and if it starts raining on us you know we could have trouble, but we’re in the best season. And traditionally you know that we should have the best weather of the year in front of us and so far, as I said, that it’s going very well.

Steven Fisher:	OK, good. And then just lastly, can you just give us a sense of the pace of hiring in your engineering?

Randy Harl:	Well, I mean you know it’s not hundreds. I mean we’re picking up you know two or three people here and there. But you know I think the significance of that, we have been laying them off two or three or ten here and there, and we’re seeing this as a turnaround in the business that’s been going on you know for several months now.

And so that’s why that is — makes us a lot more optimistic about what we’re seeing. And as Van and I both said, that is the precursor to an improvement in having more capital projects as well as being able to identify and secure some EPC work.

Steven Fisher:	OK, great. Thanks a lot.

Operator:	We’ll go next to Tahira Afzal of KeyBanc.

Tahira Afzal:	Good morning gentlemen.

Randy Harl:	Morning, Tahira.

Van Welch:	Good morning, Tahira.

Tahira Afzal:	Our first question is in regards to Downstream. Do you know on the Canadian oil sands and Canada in general, most of your peers that are publicly traded or private seem to concur with

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what you’re saying, but on the Downstream side even on the front end engineering side, you’re the only ones who are really coming out positive. Could you — could you talk about how you might be a little different from some of your publicly traded peers?

Randy Harl:	Well, I mean you know if you — if you think about our Downstream business, I think there’s really two things to think about. In the Baton Rouge and New Orleans areas, we’re very entrenched with our customers, and we do a lot of very small projects under master services agreements.

You know we had reached a point where it was very difficult for us to be profitable really for two reasons. One is volume and the other is margin pressure that we have experienced during this downturn. What we’re seeing and you know that business is really driven by getting out there and mixing it up with your customers, understanding what they’re doing. You know we’re hearing optimism from our customers at the local level, Tahira, on small projects. And so you know these are things that might not hit the radar screen of our bigger competitors. And you know and that’s why I think that we’re seeing it a bit differently. Because the size of the projects we’re pursuing is really on the small side.

And number 2, you know we have identified a couple dozen EPCs for the Downstream business and you know we’re seeing those get some traction. And you know as these guys begin to turn the corner, in terms of utilization, make some money in terms of what they realized out of cracking a barrel of crude, you know we believe that we will see some loosening up on the capital side.

And that’s really what it takes. But we work both on the maintenance side as well as the capital side of their businesses, and what we’re seeing here is just a general optimism which you know if nothing else happens, we think will lead into additional work.

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Tahira Afzal:	Got it, OK. And you know in terms of given that you did incur some costs over there, cost overruns, could you possibly frame for us the amount of fixed price content you have running through your Downstream portion?

Randy Harl:	Well, I don’t you know Van’s looking for a number, Tahira, but we don’t have a lot of lump sum and, in fact, the project that — where we — where we’re seeking a change order is not lump sum. You know we have just exceeded the contract price and you know are optimistic that we’re going to get a change order for that, so that’s not the case of a — of a pure lump sum kind of job.

So at an abundance of caution, you know we didn’t record any profit on that job and so you know since we took the revenue; hopefully out here in the second quarter, we’re going to be able to turn that into income. But the fixed price portion of the Downstream business is pretty small.

Van Welch:	Yes, if you look at it Tahira, of the backlog in Downstream, about 75% of the — of the Downstream backlog is T&M type of work.

Tahira Afzal:	Got it, OK. That’s very helpful, thank you. I’m just going to ask one more question and then hop back in the queue. You know if I look at one of the large projects that’s about to be bid on the Northeast on the electric transmission side, it seems to be Susquehanna Roseland line where the poles and all the procurement has already been done recently.

When I did my checking, it seems like InfrastruX is not on the bid list. I would like to see if you have any comments on whether you are on the bid list or if you are not, whether you’re going to be — whether you’re going to refrain from chasing any of the more, larger sized projects at least for now in the Northeast?

Randy Harl:	I think that, Tahira, that the right way to think about InfrastruX business is that it has traditionally not been focused on or dependent on those very large projects. And the

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transmission part of their business you know has traditionally taken on these bid projects that I referred to in my comments with our traditional customers where we have MSAs in many cases and have a very good win rate associated with those projects.

So you know it is projects where somebody builds a power plant and it needs a few miles of transmission to hook it up or repair of a transmission line, but smaller bite size $10 million to $30 million kind of projects, not the larger ones.

And so you know I’d be — I’m not sure with regard to that project. I have not seen that you know in terms of being in the backlog. So I suspect you’re right, that we’re not on the bid list for that. But it’s not the kind of thing that we bought InfrastruX for.

You know back to my comments again, we’re looking at the opportunity that we see here in Texas for the CREZ business as we build up the workforce. And we are having a significant addition to our workforce now in Texas, InfrastruX is, that’s going to build a capability in the larger transmission projects for us to be able to, if it makes sense going forward, to bid on those larger projects.

Tahira Afzal:	Got it OK. Well, thank you and I’ll hop back in the queue.

Operator:	We’ll go to John Rogers of D.A. Davidson.

John Rogers:	Hi, good morning.

Randy Harl:	Good morning, John.

Van Welch:	Morning, John.

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John Rogers:	Van, first of all, I apologize. I just want to make sure I’ve got what you said about guidance correctly. May 31 closing on InfrastruX gets to the $1.5 to $1.7 billion in revenue?

Van Welch:	That’s right, John.

John Rogers:	And earnings per share?

Van Welch:	Earnings per share would be $0.15 to $0.25.

John Rogers:	And that includes the $7 million of deal cost?

Van Welch:	That’s exactly right.

John Rogers:	OK, thanks.

Van Welch:	And it also includes the intangible amortization.

John Rogers:	OK and sorry and the intangible is what?

Van Welch:	In an after-tax, it would be about $5 million.

John Rogers:	OK, and it’s also a 65% tax rate from here on out?

Van Welch:	That’s correct.

John Rogers:	OK.

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Van Welch:	I mean the way to look at that John, obviously, is on a non-GAAP basis, I’ll let you do the math, but when on a non-GAAP basis when you look at the deal cost, which we’re not getting a tax effect on and the intangible amortization net of tax, it’d give you an accretion on a non-GAAP basis with those two add backs in 2010.

John Rogers:	That’s right, that’s right. OK. I just want to make sure I get the GAAP right.

Van Welch:	OK.

John Rogers:	And then my second question was, in terms of backlog in Canada that you referred to, can you tell us roughly of the backlog or how much of your business is non-pipeline business now?

Randy Harl:	Well, John, I mean considering, you know go back to my remarks, we were idle in the first quarter.

John Rogers:	Yes.

Randy Harl:	We had a little bit of clean up on Alberta Clipper you know that’s going on right now. I mean maybe a dozen people for a couple weeks and the rest of our revenue there is from non-pipeline. You know so that gives you the picture up through the third quarter where we hope to start to gain some pipeline revenue again.

John Rogers:	OK, but the — and the expansion up there will add to that non-pipeline capabilities?

Randy Harl:	Absolutely.

John Rogers:	Yes.

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Randy Harl:	You know we think we’re you know it’s kind of you know back to the strategy of the company where we are seeking more service-related kind of revenue.

John Rogers:	Right.

Randy Harl:	Canada is right on that track.

John Rogers:	OK.

Randy Harl:	And so all of the investment that we’ve made there, you know in new plant and equipment, really will be recurring kinds of services.

John Rogers:	OK, and then just in terms of those couple of projects or that you’re finishing off, that you’ve got some disputes with the client, how much work is left that’s at zero margins on those — or I’m assuming it’s zero margins on those projects?

Randy Harl:	Those projects are complete at this point.

Van Welch:	And yes, we’re not recognizing any further income on those, John.

John Rogers:	OK, but no revenue either?

Van Welch:	That’s correct.

John Rogers:	OK. OK, great. Thank you.

Van Welch:	Thanks, John.

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Randy Harl:	Thanks, John.

Operator:	We’ll go to Joe Gibney, Capital One Southcoast.

Joe Gibney:	Thank you. Good morning.

Randy Harl:	Morning, Joe.

Van Welch:	Good morning, Joe.

Joe Gibney:	This is a quick — Van, quick question for you on InfrastruX, just curious. Could you provide what the pro forma backlog would be at quarter-end inclusive of InfrastruX? I know coming out of the last quarter you gave the year-end combined at $866 million? I was wondering if you had that number handy?

Van Welch:	Yes, I think if you look at the backlog on InfrastruX as of the end of the quarter, it’s about the same that we had at the — at year-end. There are a couple of things; I mean they’re just now getting in to their bidding activity in the Northeast.

Also from, as well as Texas, also from a gas standpoint, where there’s the Permian Basin, or up in the — up in the Marcellus that bid level and those activities are increasing pretty dramatically post-Q1. So you know we’re pretty encouraged by the amount of activity that’s going on right now in those two spots.

Joe Gibney:	OK, helpful. You guys are starting to get some traction on the tank side, the API storage tank in Canada, you’ve got NAVFAC. You reference the Army Corps work, I was just curious of the timeframe expectation on maybe seeing some of that start to materialize?

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Randy Harl:	Well you know Joe, it’s the kind of thing where you know traditionally you know bidding to the U.S. government can be a bit frustrating because they have a hard time making the schedule that gets put out in terms of contract award most of the time for a variety of reasons. But we have expected an award on that particular contract almost any day for the past couple of months you know.

So we’re hoping that happens you know we continue to be or continually assured that it’s going to be soon. That work is for the U.S. It’s for tank and terminal, condition assessment, repair and construction and so that could have immediate impact on that business. In fact you know it as immediate as the second part of the — second Q3 and Q4.

Joe Gibney:	OK, that’s helpful. Last one for me. Just you referenced some activity taking up U.S. pipelines as we looked to roll off of FEPs. Understand it’s limited visibility at this point. Just kind of, as it stands today for what you see in the — in the queue, what is your sort of expectation for how long we could see some of these two U.S. spreads be idle ramping off FEP and before ramping up? Are things lining up where you think you may have some timing be fairly favorable where there’s not too much of a lag, just curious on your thoughts there?

Randy Harl:	Well, we’ve identified projects Joe that if we’re successful, they won’t have any idle time. And you know we’re still in the bidding process and, in fact, some of that work we have bid, and we’re waiting to see if we’re going to be favored with an award.

But our plan is to, even if it’s the smaller projects that we have to have multiple projects for those spreads, that’s what we’re going to do. But our intent is to keep our capability together, keep those resources together, but not suffer the losses that we suffered in Q4 of last year and Q1 of this year. I think that we’ve gotten out ahead of the curve a bit and are optimistic that we’re going to win that work and keep them busy.

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Analyst:	OK, good deal. I appreciate it, guys. I’ll turn it back.

Operator:	We’ll go to Sabina Bhatia, Peak6 Investments.

Sabina Bhatia:	Hi, guys. Can you address the convertibles? I know you guys have cash on your balance sheet. You guys mentioned in your 10-Q that you were in the process of getting a new credit facility. If you could one, address the converts.

One is putable at the end of this year but the 2 3/4% are putable in 2011. Wanted to know if you have any plans with regards to both the converts? And as far as the credit facility is concerned, what is the timeline to get the new credit facility?

Van Welch:	Well, I think if you look at the converts, and you’re right, both the — and you may have noticed in our Q and our balance sheet, both the 6 1/2% and 2 3/4% have put dates on those. The 6 1/2% have put on them at the very tail end of this year, 2010. The 2 3/4% put date is the first quarter of 2011.

So with that we are considering them both current. You know we’re unable to estimate basically the probability of whether they’ll be put by those investors, but we’re certainly assuming that they will be.

For the credit facility question, we are upgrading that credit facility along with the financing for the InfrastruX transaction and we’re anticipating that being complete at the — by the end of Q2.

Sabina Bhatia:	Thanks. One other quick question and that is as far as your cash is concerned, it seems that it’s not restricted. Can the cash possibly be used to pay for the put in March? Do you have any restrictions?

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Van Welch:	There’s no restriction on our cash. You know we are a bit different than some of the E&C contractors that you may be familiar with, where some have major advanced type of cash. You know some of them have billion-dollar projects that are working across the world may have a large advance payment.

We do not have that, and basically, all our cash is unrestricted. If you look at what we’re assuming, is we have enough cash and enough liquidity with and without the InfrastruX transaction, that we’re planning to handle those converts if they come due.

Sabina Bhatia:	OK. So I presume that you don’t expect the banks to put any kind of restriction on your cash as far as you know, new covenants are concerned? The credit facility or any other, you don’t expect any of that right?

Van Welch:	No we’re — we will have some covenants associated with the credit facility, but we’re still looking at that being achievable.

Sabina Bhatia:	OK, great. Thanks a lot.

Operator:	And I’ll turn the conference back to Mr. Randy Harl for additional remarks.

Randy Harl:	Thank you. We remain focused on transforming Willbros into a diversified, world-class engineering and construction company with global reach and capabilities. Over the past 4 years we have established strong controls and processes to enable us to meet this goal.

We’ve made acquisitions to expand our geographic, end market and service exposure. Each acquisition on a standalone basis has advanced our strategic objectives. However, as an operating company we will further enhance the success of the consolidated entities as we leverage our combined resources across the organization. Thank you for joining us today.

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Operator:	That does conclude today’s conference call. Thank you for your participation.
END